PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                      Dated December 5, 2002
                                                                 Rule 424(b)(3)


                                Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                        -------------------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:        $325,000,000

Maturity Date:           January 17, 2007

Settlement Date
  (Original Issue
  Date):                 December 10, 2002

Interest Accrual Date:   December 10, 2002

Issue Price:             100%

Interest Payment
  Dates:                 Each March 17, June 17,
                         September 17 and December 17,
                         beginning March 17, 2003

Interest Payment
  Period:                Quarterly

Base Rate:               Federal funds rate

Index Maturity:          N/A

Index Currency:          N/A

Spread
  (Plus or Minus):       Plus 0.66% per annum

Initial Interest Rate:   To be determined on the second
                         business day immediately
                         preceding the original issue date

Initial Interest Reset
  Date:                  December 11, 2002

Interest Reset Dates:    Each business day

Interest Reset Period:   Daily

Interest Determination
  Dates:                 The second business day
                         immediately preceding each
                         interest reset date

Reporting Service:       Telerate (Page 120)

Book-Entry Note or
  Certificated Note:     Book-entry note

Senior Note or
  Subordinated Note:     Senior note

Calculation Agent:       JPMorgan Chase Bank (formerly
                         known as The Chase Manhattan
                         Bank)

Minimum
  Denomination:          $1,000

Specified Currency:      U.S. dollars

Business Day:            New York

CUSIP:                   61745ESB8

Other Provisions:        See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

UTENDAHL CAPITAL PARTNERS L.P.                      WILLIAMS CAPITAL GROUP L.P.

Supplemental Information Concerning Plan of Distribution:

     On December 5, 2002, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.70% which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .30% of the principal amount of the Senior Floating Rate Notes.

                                                      Principal Amount of Senior
               Name                                      Floating Rate Notes
               ----                                   --------------------------
Morgan Stanley & Co. Incorporated..................         $318,500,000
Utendahl Capital Partners L.P......................            3,250,000
Williams Capital Group L.P.. ......................            3,250,000
                                                            ------------
     Total.........................................         $325,000,000
                                                            ============



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